Exhibit 10.6

AGA Medical Holdings, Inc.

2008 Equity Incentive Plan

Stock Option Award Agreement

THIS AWARD AGREEMENT, effective the Grant Date specified below, represents the grant of [a nonqualified/an incentive] stock option (“Option”) by AGA Medical Holdings, Inc. (the “Company”), to the Participant named below, pursuant to the provisions of the AGA Medical Holdings, Inc. 2008 Equity Incentive Plan (the “Plan”).  Capitalized terms herein shall have the definitions as set forth in the Plan.

The Plan provides a complete description of the terms and conditions governing this Option. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.             Grant of Option.

a.                                       Grant Information. The individual named below has been selected to be a Participant in the Plan and receive [a nonqualified/an incentive] stock option grant, as specified below:

Participant:	[•]

Grant Date:	[•]

Final Exercise Date:	[•]

Number of Shares Covered by this Option:	[•]

Option Price:	$[•]

b.                                      Grant of Option. The Company hereby grants to the Participant an Option to purchase the number of Shares set forth above, at the stated Option Price, which is not less than the Fair Market Value of a Share on the Grant Date, in the manner and subject to the terms and conditions of the Plan and this Award Agreement.

c.                                       Option Term. This Option will begin as of the Grant Date detailed above and shall expire on the Final Exercise Date detailed above (“Option Term”), unless sooner terminated in accordance with the terms of this Award Agreement. If this Option is designated as an ISO, this Option shall be subject to any applicable limitations on its term as imposed under the Plan or the Code and any applicable regulations.

d.                                      Vesting Period. This Option does not provide Participant with any rights or interests therein until it vests and becomes exercisable in accordance with the following schedules, provided Participant’s Employment with the Company, its Affiliates, and/or its Subsidiaries continues through the applicable date(s):

Portion of Option Vested and Exercisable:

As to [•] Option shares on and after [•];

As to an additional [•] Option shares on and after [•]; and

As to an additional [•] Option shares on and after [•]; and

As to an additional [•] Option shares on and after [•].

The Option may become exercisable earlier if so determined by the Committee in its sole discretion or in the circumstances described in Section 14 of the Plan, where applicable. For the avoidance of doubt, however, the occurrence of any public offering of the Company shall not result in an acceleration of the exercisability of this Option except as the Committee may otherwise determine in its sole discretion.

Notwithstanding the foregoing, upon termination of the Participant’s Employment, any portion of this Option that is not then exercisable shall immediately expire and the remainder of this Option, if any, will remain exercisable for three months; provided that any portion of this Option shall immediately expire and no portion thereof shall remain exercisable in the event the termination of the Participant’s Employment resulted from Cause; provided that any portion of this Option held by the Participant immediately prior to the Participant’s death, to the extent not exercised or not then exercisable, will become and/or remain exercisable for one year following the Participant’s death; further provided, that the entire portion of this Option held by the Participant immediately prior to the termination of the Participant’s Employment due to Disability, to the extent not exercised, will become and/or remain exercisable for three years following the Participant’s termination of Employment due to Disability; further provided, that in no event shall any portion of this Option be exercisable after the Final Exercise Date.

2.             Exercise. This Option shall be exercisable when and to the extent vested in accordance with Section 1. Each election to exercise this Option shall be in writing, signed by the Participant or the Participant’s executor or administrator or the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. Each election to exercise this Option shall also be subject to the applicable provisions of the Company’s Securities Trading Policy as amended from time to time.  Subject to the further terms and conditions provided in the Plan, the Option Price may be paid as follows: (a) by delivery of cash or check acceptable to the Committee; (b) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee); (c) partly in cash and partly in such Shares; (d) if there is a public market for the Shares at such time, through delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of proceeds of such sale equal to the aggregate Option Price for the Shares being purchased; or (e) through net settlement in Shares. In the event this Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Option.

3.             Notice of Disposition. The person exercising this Option shall notify the Company when making any disposition of the Shares acquired upon exercise of this Option, whether by sale, gift, or otherwise.

4.             Restrictions on Transfer of Shares. If at the time this Option is exercised the Company or any of its stockholders is a party to any agreement restricting the transfer of any outstanding Shares, the Committee may provide that this Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then effect, the agreement or agreements specified by the Committee).

5.             Nontransferability. This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, except as provided in the Plan. No assignment or transfer of the Option, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, shall vest in the assignee or transferee any interest whatsoever.

6.             Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

7.             Tax Consequences. Set forth below is a brief summary of certain United States federal tax consequences of exercise of the Option and disposition of the Shares under the laws in effect as of the Grant Date for informational purposes only. This summary does not address specific state, local, or foreign tax consequences that may be applicable to Participant. Participant is responsible for consulting a tax adviser as to the applicable tax laws of the jurisdiction(s) in which Participant resides or may be subject to tax before exercising the Option or disposing of the Shares.  This summary does not constitute tax or legal advice.  Participant understands that this summary is necessarily incomplete, and the tax laws and regulations are subject to change.

a.                                       Exercise of ISO. If the Option qualifies as an ISO, there will be no regular federal income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Option Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject Participant to the alternative minimum tax in the year of exercise.

b.                                      Exercise of Nonqualified Stock Option. If the Option does not qualify as an ISO, there may be a regular federal income tax liability upon the exercise of the Option. Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Option Price. If Participant is an employee or former employee of the Company, the Company will be required to withhold from Participant’s compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

c.                                       Disposition of Shares. In the case of a Nonqualified Stock Option, if the Shares are held for more than one year after the date of exercise, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. In the case of an ISO, if Shares transferred pursuant to the Option are held for more than one year after the date of exercise and are disposed of more than two years after the Grant Date, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal income tax purposes. If Shares purchased under an ISO are disposed of before the end of either of the two holding periods, Participant will recognize ordinary income at the time of the disposition in an amount equal to the excess of: (i) the Fair Market Value of the Shares on the exercise date, over (ii) the lower of the Option Price and the sale price. Any additional gain recognized upon the disqualifying disposition will be capital gain, which will be long-term if the Shares have been held for more than one year following the exercise date of the Option.

d.                                      Notice of Disqualifying Disposition of ISO Shares. If the Option granted to the Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of: (i) the date two years after the Grant Date, or (ii) the date one year after the date of exercise, Participant shall immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant from the early disposition by payment in cash or out of current earnings paid to Participant.

8.             Miscellaneous.

a.                                       This Award Agreement does not confer upon the Participant any right to continuation of Employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate the Participant’s Employment at any time.

b.                                      The Participant shall have no rights as a stockholder of the Company with respect to the Shares subject to this Award Agreement until such time as the purchase price has been paid, and the Shares have been issued and delivered to the Participant.

c.                                       With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement.

d.                                      The Company shall have the authority to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Participant’s FICA obligation) required by law to be withheld with respect to any provision of this Agreement.

e.                                       This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

f.                                         To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

g.                                      All obligations of the Company under the Plan and this Award Agreement, with respect to the Option, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

h.                                      The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

i.                                          In the event there is any change in the Company’s Shares through the declaration of stock dividends or through recapitalization resulting in stock split-ups or through merger, consolidation, exchange of Shares, or otherwise, the number and class of Shares subject to this Option, as well as the Option Price, may be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

j.                                          By accepting this Option or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board, or the Committee.

k.                                       The Participant, every person claiming under or through the Participant, and the Company hereby waive to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with, the Plan or this Award Agreement issued pursuant to the Plan.

l.                                          If the Participant does not sign and return this Award Agreement to AGA Medical Corporation, Attn:  Legal Department, 5050 Nathan Lane North, Plymouth, MN 55442 within 30 days of the Grant Date set forth in Section 1a, then this Agreement and the Option it conveys shall be forfeited, null and void.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of date(s) indicated below.

AGA Medical Holdings, Inc.

Dated:	By:
Name:
Title:

Dated:
Participant